Exhibit 10.23

THIS AMENDED AND RESTATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

AMENDED AND RESTATED NOTE

$112,500,000	Effective as of June 26, 2012

Reference is made to the 8.125% Senior Notes due 2042 issued by BGC Partners, Inc., a Delaware corporation (“BGC Inc.”) under the First Supplemental Indenture, dated as of June 26, 2012, to that certain Indenture, dated as of June 26, 2012, among BGC Inc., as Issuer and U.S. Bank National Association, as Trustee (the “2042 Senior Notes”). For value received, BGC Partners, L.P., a Delaware limited partnership (the “Company”) hereby promises to pay to the order of BGC Inc. the principal sum of ONE HUNDRED TWELVE MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($112,500,000) on June 15, 2042 or such other date as demanded by BGC Inc. with respect to all or a portion of the obligations hereunder (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date) and to pay interest thereon from June 26, 2012 at a rate per annum equal to 8.125%.

The parties hereto acknowledge and agree that the purpose of this Note is for the Company to be economically responsible for and bear the obligations of BGC Inc. under the 2042 Senior Notes. Accordingly, the parties hereto agree that, in accordance with the original intent of the parties except as otherwise set forth herein, effective as of June 26, 2012, (a) the terms of this Note are the same as the terms of the 2042 Senior Notes with respect to payment under the 2042 Senior Notes; (b) all of the rights and obligations of BGC Inc. under this Note are the same as the rights and obligations of the holders of the 2042 Senior Notes with respect to payment under the 2042 Senior Notes; and (c) all of the rights and obligations of the Company under this Note are the same as the rights and obligations of BGC Inc. with respect to payment under the 2042 Senior Notes.

The terms of this Note shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York and to be performed entirely within the State of New York.

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Company may not assign this Note or delegate any of its obligations hereunder without the written consent of BGC Inc. (which consent may be set forth in any written agreement to which BGC Inc. is a party). BGC Inc. may assign this Note and its rights hereunder at any time without consent of the Company.

No term of this Note may be amended, modified or waived without the written consent of the Company and BGC Inc. This Note may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereby execute this Note effective as of the date first written above.

BGC Partners, Inc.

By:	/s/ Steven McMurray
Name:	Steven McMurray
Title:	Chief Financial Officer

BGC Partners, L.P.

By:	/s/ Steven McMurray
Name:	Steven McMurray
Title:	Chief Financial Officer

[Signature Page to Note between BGC Partners Inc. and BGC Partners, L.P. effective as of June 26, 2012 with respect to the 2042 Senior Notes]